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                                                                     EXHIBIT 8.1

                         [ALSTON & BIRD LLP LETTERHEAD]




                               December 18, 1998


   Centura Banks, Inc.
   134 North Church Street
   Rocky Mount, North Carolina  27804

   First Coastal Bankshares, Inc.
   2101 Parks Avenue
   Virginia Beach, Virginia  23451

        Re: Merger Involving Centura Banks, Inc. and First Coastal Bankshares, Inc.

   Ladies and Gentlemen:

     We have served as counsel to Centura Banks, Inc., a corporation organized under the laws of the State of North Carolina ("Centura"), in connection with the reorganization of Centura and First Coastal Bankshares, Inc., a corporation organized under the laws of the State of Virginia ("First Coastal"), pursuant to the Agreement and Plan of Merger by and between First Coastal and Centura dated as of October 28, 1998 (the "Agreement"), which sets forth the terms of the merger of First Coastal with and into Centura (the "Merger"). In our capacity as counsel to Centura, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

     Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, each share of First Coastal Common Stock issued and outstanding at the Effective Time shall be converted into 0.34 of a share of Centura Common Stock. As a result, shareholders of First Coastal shall become shareholders of Centura, and each of the subsidiaries of First Coastal shall continue to conduct its business and operations as a subsidiary of Centura. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

     In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including (i) the Agreement and (ii) the Registration Statement on Form S-4 filed by Centura with the Securities and Exchange Commission under the Securities Act of 1933, on the date hereof, as amended, including the Proxy Statement/Prospectus constituting part thereof (together the "Registration Statement"). In rendering the opinions






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First Coastal Bankshares, Inc.
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   expressed herein, we have assumed with the consent of Centura and First
   Coastal, that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement.

     In rendering the opinions expressed herein, we have relied with the consent of Centura and First Coastal, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of Centura and First Coastal to us dated as of the date hereof (together, the "Certificates"), which we have assumed are complete and accurate as of the date hereof and will be complete and accurate as of the date on which the Merger is consummated.

     Based on the foregoing, we are of the opinion that, under presently applicable federal income tax law:

     (1)  The Merger will constitute a reorganization within the meaning of
   Section 368(a) of the Code.

     (2) No gain or loss will be recognized by holders of First Coastal Common Stock upon the exchange in the Merger of all of their First Coastal Common Stock solely for shares of Centura Common Stock (except with respect to any cash received in lieu of a fractional share interest in Centura Common Stock).

     (3) The aggregate tax basis of the Centura Common Stock received by holders of First Coastal Common Stock who exchange all of their First Coastal Common Stock solely for Centura Common Stock in the Merger will be the same as the aggregate tax basis of the First Coastal Common Stock surrendered in exchange therefor, less the basis of any fractional share of Centura Common Stock settled by cash payment.

     (4) The holding period of the Centura Common Stock received by holders who exchange all of their First Coastal Common Stock solely for Centura Common Stock in the Merger will include the holding period of the First Coastal Common Stock surrendered in exchange therefor, provided that such First Coastal Common Stock is held as a capital asset at the Effective Time.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The federal income tax consequences described herein may not apply to certain shareholders of First Coastal with special situations, including, without limitation, shareholders who hold their First Coastal Common Stock other than as a capital asset, who received their First Coastal Common Stock upon the exercise of employee stock options or otherwise as compensation,

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First Coastal Bankshares, Inc.

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   who hold their First Coastal Common Stock as part of a "straddle" or
   "conversion transaction" for federal income tax purposes, or are foreign persons, insurance companies, or securities dealers.

     In addition, our opinions are based solely on the documents that we have examined, and the factual statements and factual representations set out in the Certificates, which we have assumed were true on the date of the Certificates, and are true on the date hereof. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents or any of the factual statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger, the conversion of options, or the consequences of the Merger under state, local or foreign law. These opinions are provided solely for the benefit and use of Centura and First Coastal. No other party or person is entitled to rely on the opinions.

     We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the captions "Summary--Certain Federal Income Tax Consequences of the Merger" and "Description of Transaction--Certain Federal Income Tax Consequences of the Merger" and to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 /s/ ALSTON & BIRD LLP